Exhibit 99.d.3.a

EXHIBIT A*

SUBADVISORY AGREEMENT AMONG

ABERDEEN ASSET MANAGEMENT INC., ABERDEEN FUNDS

AND ABERDEEN ASSET MANAGEMENT ASIA LIMITED

In the event that Subadviser is allocated a portion of a Fund to manage, for management services provided under this Subadvisory Agreement, the Subadviser would receive an annual fee paid monthly based on the Subadviser Assets’ average daily net assets of the applicable Fund according to the following schedule:

Funds of the Trust	Subadvisory Fees

Aberdeen China Opportunities Fund	0.625% on assets up to $500 million 0.600% on assets of $500 million but less than $2 billion 0.575% on assets of $2 billion and more
Aberdeen Developing Markets Fund	0.525% on assets up to $500 million 0.500% on assets of $500 million but less than $2 billion 0.475% on assets of $2 billion or more
Aberdeen International Equity Fund	0.450% on assets up to $500 million 0.425% on assets of $500 million but less than $2 billion 0.400% on assets of $2 billion or more
Aberdeen Select Worldwide Fund	0.450% on assets up to $500 million 0.425% on assets of $500 million but less than $2 billion 0.400% on assets of $2 billion or more
Aberdeen Global Utilities Fund	0.350% on assets up to $500 million 0.325% on assets of $500 million but less than $2 billion 0.300% on assets of $2 billion or more
Aberdeen Asia Bond Institutional Fund	0.400% on all assets
Aberdeen Global Fixed Income Fund**	0.15% on assets up to $500 million 0.1375% on assets of $500 million but less than $1 billion 0.125% on assets of $1 billion or more
Aberdeen Global Small Cap Fund**	0.50% on assets up to $100 million 0.375% on assets of $100 million or more
Aberdeen International Equity Institutional Fund	0.500% on all assets
Aberdeen Emerging Markets Institutional Fund	0.36% on all assets
Aberdeen Asia-Pacific (ex-Japan) Equity Institutional Fund	0.80% on all assets
Aberdeen Global High Yield Bond Fund	0.325% on assets up to $500 million 0.30% on assets of $1 billion or more

*                 As most recently approved at the June 2010 Board Meeting.

**          Effective July 1, 2010.